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                                                                   EXHIBIT  23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of Taylor Medical, Inc.


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of the Physician Sales & Service, Inc. (i) filed December 21, 1995 relating to the Physician Sales & Service, Inc. Employee Stock Ownership and Savings Plan,(ii) filed November 6, 1995 relating to the Taylor Medical, Inc. 1986 and 1993 Stock Option Plans, (iii) filed October 4, 1995 relating to the Taylor Medical, Inc. Non-Qualified Deferred Compensation Plan, and (iv) filed March 14, 1995 relating to the Physician Sales & Service, Inc. 1994 Long Term Incentive Plan, 1994 Long Term Stock Plan, Incentive Stock Option Plan and Directors Stock Plan of our report dated December 1, 1994 on the consolidated statements of operations, cash flows and shareholders' equity of Taylor Medical, Inc., and subsidiaries for the year ended March 31, 1994 appearing in the Annual Report on Form 10-K for the year ended March 29, 1996 of Physician Sales & Service, Inc. Such consolidated financial statements of Taylor Medical, Inc. do not appear separately in the above-mentioned Form 10-K.


/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
Houston, Texas
May 24, 1996